UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Early Termination of the Follow-on Public Offering
KBS Legacy Partners Apartment REIT, Inc. (the “Company”), expected to continue its follow-on public offering until March 8, 2015. However, on January 29, 2014, in consideration of the current size of the Company, the pace at which shares are sold in the follow-on public offering, the costs associated with conducting a continuous follow-on public offering, and the current conditions in the real estate and capital markets, the Company’s board of directors approved an early termination of the follow-on public offering on March 31, 2014. Subscriptions with all related documents and funds must be dated on or before March 31, 2014 and submitted promptly, but the Company recommended that subscription materials be submitted before then to ensure they are received in good order. The Company will not accept any subscriptions, regardless of the date of the documents, after April 30, 2014 and, because of the necessary processing time, the Company cannot provide assurances that it will accept subscriptions received after March 31, 2014. The Company also expects to announce and implement an updated primary offering selling price for new purchases of common stock in the Company's follow-on public offering on or about March 10, 2014, which will be effective for shares acquired beginning the following day. Subscriptions dated on or before the date of the repricing announcement will be processed at the current primary offering price and subscriptions dated after such date will be processed at the new primary offering price, in each case subject to discounts that may be available for some categories of investors.
The Company may continue to offer shares under it’s dividend reinvestment plan after the follow-on public offering terminates until it has sold $760,000,000 of shares through the reinvestment of distributions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: January 29, 2014	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary